SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

STRATASYS LTD.
(Exact Name of Registrant as Specified in its Charter)

Israel	Not applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Stratasys, Inc. 7665 Commerce Way Eden Prairie, Minnesota 55344	1 Holtzman Street, Science Park P.O. Box 2496 Rehovot, Israel 76124
(Addresses of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Rights to Purchase Ordinary Shares, par value NIS 0.01 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box: ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box: ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box: ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Each Class)

The undersigned registrant hereby amends the Registration Statement on Form 8-A filed by the registrant with the Securities and Exchange Commission on December 21, 2023 (the “Original Form 8-A”) as set forth below:

Item 1. Description of Securities To Be Registered.

The description set forth in Item 1 of the Original Form 8-A is incorporated by reference in this Item 1 and is amended by adding the following text:

On December 19, 2024, Stratasys Ltd. (the “Company”) entered into a First Amendment (the “First Amendment”) to that certain Shareholder Rights Agreement, dated as of December 21, 2023 (as amended, the “Rights Agreement”), between the Company and Continental Stock Transfer & Trust Company, as rights agent. The First Amendment extended, immediately prior to expiration, the effectiveness of the Company’s share purchase rights (the “Rights”) under the Rights Agreement, such that the Rights will now expire upon the Close of Business (as defined in the Rights Agreement) on December 19, 2025. Other than that extension, the First Amendment does not make any other changes to the Rights Agreement.

The Rights, as extended, are in all respects subject to, and governed by the provisions of, the Rights Agreement, as amended by the First Amendment, which serve as Exhibits 4.1 and 4.2, respectively, to this Registration Statement on Form 8-A/A, and which are incorporated by reference herein. The description of the Rights, as extended, is incorporated herein by reference to the descriptions set forth in the “Contents” of the Company’s Reports of Foreign Private Issuer on Form 6-K furnished to the Securities and Exchange Commission (the “SEC”) on December 21, 2023 and December 20, 2024, which descriptions are qualified in their entirety by reference to the full text of the Rights Agreement and the First Amendment.

Item 2. Exhibits.

4.1
Shareholder Rights Agreement, dated as of December 21, 2023, between Stratasys Ltd. and Continental Stock Transfer & Trust Company, as rights agent, which includes the Form of Right Certificate (Exhibit A) and the Form of Summary of Rights (Exhibit B) appended thereto (incorporated by reference to Exhibit 4.1 to the Report of Foreign Private Issuer on Form 6-K furnished by the Company to the SEC on December 21, 2023).

4.2
First Amendment to Shareholder Rights Agreement, dated as of December 19, 2024, between Stratasys Ltd. and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.2 to the Report of Foreign Private Issuer on Form 6-K furnished by the Company to the SEC on December 20, 2024).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

STRATASYS LTD.

Dated: December 20, 2024	By:	/s/ Eitan Zamir
	Name:	Eitan Zamir
	Title:	Chief Financial Officer